Exhibit 10.3

RESTATED AND AMENDED EXECUTIVE EMPLOYMENT AGREEMENT

This RESTATED AND AMENDED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), effective July 1, 2021, by and between AMERX Health Care Corporation, a Florida corporation (“AMERX”), Procyon Corporation, a Colorado corporation (“Procyon”) and George Borak (the “Executive”).

WHEREAS, AMERX has, prior to the date of this Agreement, employed the Executive as its Vice-President of Sales; and

WHEREAS, Executive is employed by Procyon as an executive officer; and

WHEREAS, Procyon, the parent corporation of AMERX, has agreed to provide some of the benefits to Executive under this Agreement; and

WHEREAS, AMERX desires to continue to employ the Executive on a full-time basis, and the Executive desires to be so employed by AMERX, pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

ARTICLE I

EMPLOYMENT DUTIES AND BENEFITS

Section 1.1 Employment. AMERX hereby employs the Executive in the position described on Schedule 1 hereto as an executive officer of AMERX, pursuant to the terms of this Executive Employment Agreement. The Executive accepts such employment and agrees to perform the duties and responsibilities assigned to him pursuant to this Agreement.

Section 1.2 Duties and Responsibilities. The Executive shall hold the position with AMERX which is specified on Schedule 1, which is attached hereto and incorporated herein by reference. The Executive is employed pursuant to the terms of this Agreement and agrees to devote full-time to the business of AMERX. The Executive shall perform the duties set forth on Schedule 1 while employed as an executive officer, and such further duties as may be determined and assigned to him from time-to-time by the Chief Executive Officer or the Board of Directors of Procyon Corporation, the parent corporation of AMERX (“Procyon”).

Section 1.3 Working Facilities. The Executive shall be furnished with facilities and services suitable to the position and adequate for the performance of the Executive’s duties under this Agreement. The Executive’s duties shall be rendered at AMERX’s offices, or at such other place or places as the Executive may designate with AMERX’s approval, which shall not be unreasonably withheld.

Section 1.4 Vacations. The Executive shall be entitled each year to vacation in accordance with the Procyon Employee Handbook now or hereafter in effect for executive personnel, during which time the Executive’s compensation shall be paid in full. Should AMERX from time-to-time require the Executive to perform job duties during vacation periods, the Executive shall be entitled to compensatory vacation time at a mutually agreeable time.

Section 1.5 Expenses. The Executive is authorized to incur reasonable expenses for promoting the domestic and international business of AMERX in all respects, including expenses for entertainment, travel and similar items. AMERX will reimburse the Executive for all such expenses that are reasonably related to AMERX’s business and primarily for AMERX’s benefit, upon the presentation by the Executive, from time-to-time, of an itemized account of such expenditures. Such expenses shall be reviewed and approved by Procyon’s Chief Financial Officer.

Section 1.6 Benefit Plans. From the effective date of this Agreement, the Executive shall be entitled to participate in all existing benefit plans provided to Procyon’s executive employees, including, to the extent now or hereafter in effect, medical, health, dental, vision, disability, life insurance and death benefit plans, in accordance with the terms of such plans.

ARTICLE II

COMPENSATION

Section 2.1 Base Salary. AMERX shall pay to the Executive a base salary of not less than the amount specified on Schedule 1, subject to annual review and raises in such base salary. The base salary may be changed by action of Procyon’s Board of Directors, and such changes shall thereafter be included in the Executive’s base salary as defined for purposes of this Agreement and Procyon’s bonus plan.

Section 2.2 Bonus and Bonus Plan Participation. The Executive shall be entitled to receive certain incentive bonuses, as set forth, and pursuant to the conditions set forth, in Schedule 1. The Executive shall also be entitled to receive incentive bonuses in accordance with the provisions of the Procyon-wide bonus plan as in effect from time to time.

ARTICLE III

TERM OF EMPLOYMENT AND TERMINATION

Section 3.1 Term and Nature of Employment. This Agreement shall be for a term of one year, commencing on its effective date, subject, however, to termination during such period as provided in this Article and approval of the Board of Directors of Procyon in its annual meeting. Nothing contained in this Agreement shall be construed to constitute a promise of employment to the Executive for a fixed term. Executive’s employment under this Agreement is strictly “at will,” and may be terminated by the Executive, AMERX or Procyon, upon thirty days written notice, for any reason or no reason, with or without cause.

Section 3.2 Renewal of Term. Subject to the Procyon Board of Directors’ approval, Executive’s employment shall be extended for one additional year at the end of each year of the term, or extended term, of this Agreement on the same terms and conditions as contained in this Agreement, unless either AMERX, Procyon or the Executive shall, prior to the expiration of the initial term or of any renewal term, give written notice of the intention not to renew this Agreement.

Section 3.3 Termination. In the event of termination of this Agreement by the Executive or Procyon or AMERX for any reason, including termination by death or disability of the Executive, AMERX shall be obligated to compensate the Executive for any accrued vacation time not taken and any earned but unpaid base salary and any earned but unpaid bonuses up to the date of termination.

Section 3.4 Options. Any options granted to the Executive to purchase stock of Procyon shall become fully vested on the date of the involuntary termination of this Agreement. This provision shall serve as a contractual modification of any option grants or agreements between the Executive and Procyon, whether such grants or agreements shall pre-date or postdate this Agreement, and is hereby incorporated by reference into each such option grant or agreement.

ARTICLE IV

GENERAL MATTERS

Section 4.1 Governing Law. This Agreement shall be governed by the laws of the State of Florida and shall be construed in accordance therewith.

Section 4.2 No Waiver. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

Section 4.3 Amendment. This Agreement may be amended, altered or revoked at any time, in whole or in part, by filing with this Agreement a written instrument setting forth such changes, signed by each of the parties.

Section 4.4 Benefit. This Agreement shall be binding upon the Executive, Procyon and AMERX, and shall not be assignable by Procyon or AMERX without the Executive’s written consent.

Section 4.5 Construction. Throughout this Agreement the singular shall include the plural, and the plural shall include the singular, and the masculine and neuter shall include the feminine, wherever the context so requires.

Section 4.6 Text to Control. The headings of articles and sections are included solely for convenience of reference. If any conflict between any heading and the text of this Agreement exists, the text shall control.

Section 4.7 Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions had not been included in the Agreement.

Section 4.8 Authority. The officer executing this Agreement on behalf of Procyon and AMERX has been empowered and directed to do so by the Board of Directors of Procyon.

Section 4.9 Effective Date. The effective date of this Agreement shall be July 1, 2021.

PROCYON CORPORATION		AMERX HEALTH CARE CORPORATION

By:	/s/ Justice W. Anderson	EXECUTIVE:
Justice W. Anderson
President

By:	/s/ Fred W. Suggs	By:	/s/ George O. Borak
	Fred W. Suggs, Jr.		George O. Borak
	Director, Member of the Procyon		Vice President of Sales
Corporation Compensation Committee

By:	/s/ Joseph R Treshler
Joseph R. Treshler
Director, Member of the Procyon
Corporation Compensation Committee

Effective: July 1, 2021

FY 2022

PROCYON CORPORATION

AMERX HEALTH CARE CORPORATION

EXECUTIVE EMPLOYMENT AGREEMENT

Schedule 1

Salary and Benefit Statement

Date: July 1, 2021

Executive:	George Borak

Position:	AMERX Health Care Corporation: Vice President of Sales

Reporting To:	Procyon CEO, AMERX President

Base Salary:	$187,200, annually

Benefits:	As outlined in this Executive Employment Agreement.

Term:	As described in Section 3.1 of the Executive Employment Agreement.

The terms of the AMERX Sales Incentive and Profit Bonus described below shall be reviewed annually, and any amendment thereto to be made with the mutual agreement of Procyon, AMERX and the Executive.
Duties and
Responsibilities:	Supervision and coordination of all sales of AMERX Products; supervision of all other sales personnel of AMERX; devising and executing strategic sales planning for all aspects of business conducted by AMERX; creating new opportunities for sales and helping AMERX to remain competitive in the marketplace; and cost-effective management of resources; oversee manufacturing of all AMERX products and new product development; and such other matters as determined from time to time by Procyon’s Board of Directors.

AMERX New Product Incentive
Bonus:	Executive will receive $20,000 bonus upon successfully completing $100,000 in Advantagen™ Surgical Collagen sales for Fiscal 2022.

AMERX Sales Incentive
Quarterly Payout on Growth:
Incentive pay will be based on AMERX fiscal 2022 quarterly product sales growth over previous fiscal years’ quarterly net product sales.

●	3.50% Incentive: If AMERX net sales for the fiscal 2022 quarter are over the prior fiscal years’ net sales for the corresponding quarter, but the increase is less than 15%, incentive pay will consist of a cash payment equal to 3.50% of net sales growth for that quarter over the prior fiscal years’ net sales for that quarter.

●	4.25% Incentive: If AMERX net sales for fiscal 2022 quarter increase at least 15% but less than 25% over the prior fiscal years’ net sales for the corresponding quarter, incentive pay will consist of a cash payment equal to 4.25% of net sales growth for that quarter over the prior fiscal years’ net sales for that quarter.

●	4.75% Incentive: If AMERX net sales for fiscal 2022 quarter increase 25% or more over the prior fiscal years’ net sales for the corresponding quarter, incentive pay will consist of a cash payment equal to 4.75% of net sales growth for that quarter over the prior fiscal years’ net sales for that quarter.

●	The Sales Incentive Bonus will be paid by AMERX to the Executive 30 days following the end of the fiscal quarter

Annual Incentive on Growth –

●

10,000 Option Incentive: If AMERX net sales for the fiscal 2022 year increase at least 15% but less than 25% over the prior fiscal years’ net sales, 10,000 non-qualified options to purchase Procyon common stock will be granted pursuant to a new 2020 Stock Option Plan, when approved by the shareholders.

●

25,000 Option Incentive: If AMERX net sales for the fiscal 2022 year increase 25% or more over the prior fiscal years’ net sales, 25,000 non-qualified options to purchase Procyon common stock will be granted pursuant to a new 2020 Stock Option Plain, when approved by the shareholders.

Annual Profit Incentive:

The profit incentive, which includes profit from product sales, as well as profit from other activities, which may be designated from time to time by the Board of Directors, will be based on audited fiscal year 2022.

AMERX Profit Bonus:

2.00% Profit Incentive: If AMERX profit is less than $750,000, the Executive will receive a cash payment equal to 2.00% of the total profit.

2.50% Profit Incentive: If AMERX profit is $750,000 or more, but less than $1,000,000, the Executive will receive a cash payment equal to 2.50% of the total profit.

3.00% Profit Incentive: If AMERX profit is $1,000,000 or more, the Executive will receive a cash payment equal to 3.00% of the total profit.

The Profit Incentive Bonus for AMERX will be paid by AMERX to the Executive after the close of the fiscal year end.

APPROVED:

PROCYON CORPORATION:		AMERX HEALTH CARE CORPORATION

By:	/s/ Justice W. Anderson	EXECUTIVE:
Justice W. Anderson
President

By:	/s/ Fred W. Suggs	By:	/s/ George O. Borak
	Fred W. Suggs, Jr.		George O. Borak
	Director, Member of the Procyon		Vice President of Sales
Corporation Compensation Committee

By:	/s/ Joseph R Treshler
Joseph R. Treshler
Director, Member of the Procyon
Corporation Compensation
Committee

Effective Date: July 1, 2021